Exhibit 99.1

                                                              News

Contacts:

Media:
Stacey Beckhardt
610-738-6198 office

610-247-0212 mobile

sbeckhar@cephalon.com

Catherine Collier

212-886-2214 office

ccollier@cooneywaters.com

Investors:
Robert (Chip) Merritt
610-738-6376 office
cmerritt@cephalon.com

For Immediate Release

Cephalon Receives FDA Approval of FENTORA™ (fentanyl buccal tablet)

for the Management of Breakthrough Pain in Patients with Cancer

Frazer, Pa. —  September 25, 2006 —  Cephalon, Inc. (Nasdaq: CEPH) announced today that it has received approval from the U.S. Food and Drug Administration (FDA) to market FENTORA™ (fentanyl buccal tablet) [C-II] for the management of breakthrough pain in patients with cancer who are already receiving and who are tolerant to opioid therapy for their underlying persistent cancer pain.  FENTORA (fĕn-tor΄-ă) is the first and only buccal tablet approved for this indication and is the second new product to be marketed by Cephalon this year.  Cephalon expects FENTORA to be available in the United States during the first week of October 2006.

  ”The approval of FENTORA not only allows us to extend our leadership position in the pain management arena, but also to provide a medication that is better designed to meet the needs of cancer patients with breakthrough pain,” said Frank Baldino, Jr., Ph.D., Chairman and CEO.  “Our longer-term clinical strategy is focused on developing FENTORA for patients with breakthrough pain associated with other conditions, including neuropathic pain and back pain.”

Robert P. Roche, Jr., Executive Vice President, Worldwide Pharmaceutical Operations, added, “We are very excited to be providing clinicians and their patients with cancer with this innovative new treatment for breakthrough pain.  With our recognized expertise in this area developed over many years, our dedicated pain sales force, and established relationships in the pain marketplace, we are well positioned for a successful launch of FENTORA.”

Breakthrough pain is a common component of chronic pain characterized by its rapid onset, intensity, and relatively short duration.  An estimated 800,000 cancer patients will experience breakthrough pain this year, based on data reported by the American Cancer Society.

- more -

SOURCE:  Cephalon, Inc. ● 41 Moores Road ● Frazer, PA  19355 ● (610) 344-0200 ● Fax (610) 344-0065

Cephalon Receives FDA Approval of FENTORA™ (fentanyl buccal tablet)                                                                             Page 2

for the Management of Breakthrough Pain in Patients with Cancer

“Research on breakthrough pain conducted over the past 15 years suggested that we needed to look beyond conventional short-acting opioids and evaluate new medications that could better manage the rapid onset of this often debilitating condition,” said Russell Portenoy, MD, Chairman, Department of Pain Medicine and Palliative Care, Beth Israel Medical Center, in New York City, and a principal investigator in the FENTORA clinical trials.  “The clinical trials of FENTORA confirm that it is safe and effective for cancer-related breakthrough pain, and may relieve pain faster than orally ingested opioids.”

Conventional short-acting oral opioids, often used to treat breakthrough pain, are swallowed and absorbed in the gastrointestinal tract, which can take up to 30-45 minutes to take effect.   With FENTORA’s drug delivery technology, approximately half of the medicine is absorbed directly across the lining of the upper cheek, the buccal mucosa, and into the bloodstream more quickly than if it were swallowed and broken down by the liver in the gastrointestinal tract.

In placebo-controlled clinical trials, patients treated with FENTORA showed a statistically significant improvement on the primary end point, the Sum of Pain Intensity Differences (SPID30) (p<0.01) and some patients experienced clinically significant decreases in pain intensity and greater pain relief within 15 minutes, the first time point measured.  In addition, pharmacokinetic data indicate that systemic exposure to fentanyl occurred earlier and was approximately 30 percent greater with FENTORA than with ACTIQ® (oral transmucosal fentanyl citrate) [C-II].  As such, FENTORA delivers the therapeutic benefit of fentanyl at a lower dose than ACTIQ.

 Cephalon will manufacture FENTORA in five dosage strengths: 100, 200, 400, 600, and 800 micrograms (mcg).  FENTORA will be packaged in cartons containing twenty-eight tablets (seven child-resistant blister cards with four tablets in each card).

FENTORA

FENTORA is the first tablet formulation of the opioid fentanyl and the first new medication approved for the management of breakthrough pain in opioid-tolerant patients with cancer since 1998.  Its proprietary OraVescent® drug delivery system was developed by Cephalon subsidiary CIMA LABS.  FENTORA is covered by patents until 2019.

The sugar-free FENTORA tablet is placed between the upper cheek and gum above a rear molar tooth.  When it comes into contact with saliva, FENTORA’s delivery system generates a reaction leading to the release of carbon dioxide.  It is believed that transient pH changes accompanying this reaction may optimize how well the tablet dissolves and how quickly the medicine passes across the buccal mucosa.

In clinical trials, FENTORA was generally well tolerated.  Most adverse events occurring with FENTORA are typical opioid side effects.  The most serious adverse events associated with all opioids are respiratory depression (potentially leading to apnea or respiratory arrest), circulatory depression, hypotension, and shock.  All patients should be followed for symptoms of respiratory depression.  Opioid side effects should be expected and managed accordingly.  The most common (≥10%) adverse events observed in clinical trials of FENTORA were nausea, vomiting, application site abnormalities, fatigue,

- more -

SOURCE:  Cephalon, Inc. ● 41 Moores Road ● Frazer, PA  19355 ● (610) 344-0200 ● Fax (610) 344-0065

Cephalon Receives FDA Approval of FENTORA™ (fentanyl buccal tablet)                                                                             Page 3

for the Management of Breakthrough Pain in Patients with Cancer anemia, dizziness, constipation, edema, asthenia, dehydration, and headache.  Most side effects were mild to moderate in severity.  No attempt was made to correct for concomitant use of around-the-clock opioids or cancer-related symptoms.

Breakthrough Pain

Approximately 50 million Americans suffer from chronic pain, a condition that often consists of two distinct components: persistent pain, which is pain that is continuous throughout the day, and breakthrough pain, which is a transitory flare of moderate-to-severe pain in patients with otherwise stable persistent pain.  Breakthrough pain can reach peak intensity in as little as three minutes and typically lasts for 30 to 60 minutes.  It may occur during a specific activity, spontaneously with no apparent cause, or when the dose of the persistent pain medicine wears off.  An estimated 64 percent of all cancer patients treated for persistent pain — and up to 74 percent of patients treated for persistent pain from other conditions such as low back pain, diabetic neuropathy, and osteoarthritis — will experience breakthrough pain.  Breakthrough pain can have a profound impact on an individual’s physical and psychological well-being and is often associated with a more severe and difficult to treat pain condition.  It can increase the economic burden on both patients and the healthcare system.

- more -

SOURCE:  Cephalon, Inc. ● 41 Moores Road ● Frazer, PA  19355 ● (610) 344-0200 ● Fax (610) 344-0065

Cephalon Receives FDA Approval of FENTORA™ (fentanyl buccal tablet)                                                                             Page 4

for the Management of Breakthrough Pain in Patients with Cancer

IMPORTANT WARNINGS AND SAFETY INFORMATION

FENTORA contains fentanyl, an opioid agonist and a Schedule II controlled substance, with an abuse liability similar to other opioid analgesics.  FENTORA can be abused in a manner similar to other opioid agonists, legal or illicit.  This should be considered when prescribing or dispensing FENTORA in situations where the physician or pharmacist is concerned about an increased risk of misuse, abuse or diversion.  Schedule II opioid substances which include morphine, oxycodone, hydromorphone, oxymorphone, and methadone have the highest potential for abuse and risk of fatal overdose due to respiratory depression.

FENTORA is indicated for the management of breakthrough pain in patients with cancer who are already receiving and who are tolerant to opioid therapy for their underlying persistent cancer pain.  Patients considered opioid tolerant are those who are taking at least 60 mg of oral morphine/day, at least 25 mcg of transdermal fentanyl/hour, at least 30 mg of oxycodone daily, at least 8 mg of oral hydromorphone daily or an equianalgesic dose of another opioid for a week or longer.

Because life-threatening respiratory depression could occur at any dose in opioid non-tolerant patients, FENTORA is contraindicated in the management of acute or postoperative pain.  This product is not indicated for use in opioid non-tolerant patients.

Patients and their caregivers must be instructed that FENTORA contains a medicine in an amount which can be fatal to a child. Patients and their caregivers must be instructed to keep all tablets out of the reach of children. (See Information for Patients and Their Caregivers contained within the prescribing information for disposal instructions.)

Due to the higher bioavailability of fentanyl in FENTORA, when converting patients from other oral fentanyl products, including oral transmucosal fentanyl citrate (OTFC and Actiq®), to FENTORA, do not substitute FENTORA on a mcg per mcg basis and  adjust doses as appropriate (see DOSAGE AND ADMINISTRATION contained within the prescribing information).

FENTORA is intended to be used only in the care of opioid tolerant cancer patients and only by healthcare professionals who are knowledgeable of and skilled in the use of Schedule II opioids to treat cancer pain.

Full prescribing information about FENTORA, including boxed warning,

 is available from www.FENTORA.com

or Cephalon Professional Services and Medical Information (1-800-896-5855)

- more -

SOURCE:  Cephalon, Inc. ● 41 Moores Road ● Frazer, PA  19355 ● (610) 344-0200 ● Fax (610) 344-0065

Cephalon Receives FDA Approval of FENTORA™ (fentanyl buccal tablet)                                                                             Page 5

for the Management of Breakthrough Pain in Patients with Cancer

Cephalon, Inc.

Founded in 1987, Cephalon, Inc. is an international biopharmaceutical company dedicated to the discovery, development and marketing of innovative products in four core therapeutic areas: central nervous system, pain, oncology and addiction. Cephalon currently employs approximately 3,000 people in the United States and Europe.  U.S. sites include the company’s headquarters in Frazer, Pennsylvania, and offices, laboratories or manufacturing facilities in West Chester, Pennsylvania, Salt Lake City, Utah, and suburban Minneapolis, Minnesota.  Cephalon’s European headquarters are located in Maisons-Alfort, France.

The company currently markets five proprietary products in the United States: PROVIGIL®   (modafinil) Tablets [C-IV], GABITRIL® (tiagabine hydrochloride), ACTIQ, TRISENOX® (arsenic trioxide) injection, VIVITROL® (naltrexone for extended-release injectable suspension) and numerous products internationally.  FENTORA is the company’s sixth product in the Unites States and is expected to be available during the first week of October 2006.  Full prescribing information on its U.S. products is available at http://www.cephalon.com or by calling 1-800-896-5855.

* * *

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Cephalon’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs; development of potential pharmaceutical products, including any future indications for FENTORA; interpretation of clinical results, including the results of the clinical trials of FENTORA; prospects for regulatory approval; market prospects for its products, including the timing of the availability of FENTORA and the ability of the company to successfully launch this product; sales and earnings guidance; and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law. The Private Securities Litigation Reform Act of 1995 permits this discussion.

# # #

SOURCE:  Cephalon, Inc. ● 41 Moores Road ● Frazer, PA  19355 ● (610) 344-0200 ● Fax (610) 344-0065